Exhibit 12C
                                                                     Page 1 of 2


                METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED


                                                       Nine Months Ended
                                                  ----------------------------
                                                  September 30,  September 30,
                                                      1998           1997
                                                  -----------    ------------


OPERATING REVENUES                                 $689,829        $711,975
                                                    -------         -------

OPERATING EXPENSES                                  564,647         531,742
  Interest portion of rentals (A)                     7,560           4,195
                                                    -------         -------
      Net expense                                   557,087         527,547
                                                    -------         -------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 676           1,032
  Other income/(expense), net                       (14,798)          2,408
                                                    -------         -------
      Total other income and deductions             (14,122)          3,440
                                                    -------         --------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $118,620         $187,868
                                                    =======          =======

FIXED CHARGES:
  Interest on funded indebtedness                  $ 31,870        $ 33,275
  Other interest (B)                                 13,320          12,095
  Interest portion of rentals (A)                     7,560           4,195
                                                    -------         -------
      Total fixed charges                          $ 52,750        $ 49,565
                                                    =======         =======

RATIO OF EARNINGS TO FIXED CHARGES                     2.25            3.79
                                                       ====            ====

Preferred stock dividend requirement               $    362        $    362
Ratio of income before provision for
  income taxes to net income (C)                      165.8%          170.5%
                                                    -------         -------
Preferred stock dividend requirement
  on a pretax basis                                     600             617
Fixed charges, as above                              52,750          49,565
                                                    -------         -------
      Total fixed charges and
        preferred stock dividends                  $ 53,350        $ 50,182
                                                    =======         =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                        2.22            3.74
                                                       ====            ====

                                                                     Exhibit 12C
                                                                     Page 2 of 2


                METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
--------------------------------------------------------------------------------
                                    UNAUDITED






NOTES:

(A) Met-Ed has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $6,750 for the nine month periods ended September 30, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $65,870 and $138,303 for the nine month periods ended September 30, 1998 and 1997, respectively, divided by income before extraordinary item of $39,734 and net income of $81,113, respectively for the same periods.